VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M.
EASTERN TIME ON THE EXPIRATION DATE

Control No.	Maximum Primary Subscription Shares Available

ROYCE FOCUS TRUST, INC.
SUBSCRIPTION RIGHTS FOR COMMON STOCK

Dear Stockholder:

     IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST COMPLETE BOTH SIDES OF THE TEAR OFF CARD.

     As the registered owner of the Subscription Certificate below, you are entitled to subscribe for the number of shares of Common Stock, $.001 par value per share, of Royce Focus Trust, Inc. (the "Fund"), shown above pursuant to the Primary Subscription Right and upon the terms and conditions and at the Subscription Price for each share of Common Stock specified in the Prospectus relating thereto. The Rights represented hereby include the Over-Subscription Privilege for Rights holders, as described in the Prospectus. Under the Privilege, any number of additional shares may be purchased by a Rights holder if such shares are available, or if Secondary Over-Subscription Shares are issued by the Fund, and the holder’s Primary Subscription Rights have been fully exercised to the extent possible.

     Registered owners who are participants in the Royce Focus Trust, Inc. Distribution Reinvestment and Cash Purchase Plan will receive their primary and oversubscription shares via an uncertificated share credit to their existing accounts. Registered owners who are not participants in the plan will be automatically issued stock certificates. Stock certificates for primary share subscriptions will be delivered as soon as practicable after receipt of the required completed Subscription Certificate and after full payment has been received and cleared, including payment of any additional amounts that would be due if the Subscription Price exceeds the Estimated Subscription Price of $8.50. Stock certificates for oversubscriptions and confirmation statements reflecting uncertificated share credits for distribution reinvestment accounts will be delivered as soon as practicable after the Expiration Date (June 10, 2005, unless extended) and after all allocations have been effected.

THE SUBSCRIPTION RIGHT IS NON-TRANSFERABLE

     Payment must be in United States dollars. Only money orders or checks drawn on a bank located in the continental United States and made payable to Royce Focus Trust, Inc. will be accepted. Please reference your rights card control number on your check, money order or notice of guaranteed delivery. Please read the Prospectus carefully before investing or sending money.

VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M.
EASTERN TIME ON THE EXPIRATION DATE

Control No.	Rights Represented by this Subscription Certificate

Maximum Primary Subscription Shares Available

ROYCE FOCUS TRUST, INC.
SUBSCRIPTION RIGHTS FOR COMMON STOCK
(Complete appropriate section on reverse side of this form)

     The registered owner of this Subscription Certificate named below, or assigns, is entitled to the number of Rights shown above to subscribe for the Common Stock, $.001 par value, of Royce Focus Trust, Inc. (the "Fund"), in the ratio of one share of Common Stock for each five Rights, pursuant to the Primary Subscription Right and upon the terms and conditions and at the price for each share of Common Stock specified in the Prospectus relating thereto. The Rights represented hereby include the Over-Subscription Privilege for Record Date Stockholders only, as described in the Prospectus. Under this Privilege, any number of additional shares may be purchased by a Record Date Stockholder if such shares are available, or if Secondary Over-Subscription Shares are issued by the Fund, and the owner’s Primary Subscription Rights have been fully exercised to the extent possible and the pro rata allocation requirements have been satisfied. Stock certificates for the shares subscribed for pursuant to the Primary Subscription Right will be delivered as soon as practicable after receipt of the required completed Subscription Certificate and after full payment has been received and cleared, including payment of any additional amounts that would be due if the Subscription Price exceeds the Estimated Subscription Price of $8.50. Stock certificates for the shares subscribed for pursuant to the Over-Subscription Privilege will be delivered as soon as practicable after the Expiration Date and after all allocations have been effected. Registered owners who are participants in the Royce Focus Trust, Inc. Distribution Reinvestment and Cash Purchase Plan will receive their primary and oversubscription shares via an uncertificated share credit to their existing accounts. Any refund in connection with an over-subscription will be delivered as soon as practicable after the Expiration Date and after all allocations have been effected. To subscribe pursuant to the Primary Subscription Right five Rights and the Estimated Subscription Price are required for each share of Common Stock. To subscribe for additional Shares pursuant to the Over-Subscription Privilege, the Estimated Subscription Price is required for each share of Common Stock, subject to the terms of the Over-Subscription Privilege as described in the Prospectus. Payment of $8.50 per share must accompany the Subscription Certificate. See reverse side of forms.

To subscribe for your primary shares please complete line "A" on the card below.

Example:

88 shares = 88 rights (88 rights will be AUTOMATICALLY rounded up to 90 rights, the nearest number of rights divisible by five)

90 rights divided by 5 = 18 primary shares

The maximum number of primary subscription shares would be 18

A.	18	x	$8.50	= $153.00
(No. of shares)			(Estimated Subscription Price)

To subscribe for any over-subscription shares please complete line "B" below.

Please Note: Only Record Date Stockholders who have exercised their Primary Subscription in full may apply for shares pursuant to the Over-Subscription Privilege.

Payment of Shares: Full payment of the Estimated Subscription Price for both the primary and over-subscription shares or a notice of guaranteed delivery must accompany this subscription. Please reference your rights card control number on your check, money order or notice of guaranteed delivery.
If the Subscription Price exceeds the Estimated Subscription Price, additional amounts will be payable with respect to primary and over-subscription shares subscribed for by a Stockholder, as described in the Prospectus.

If the aggregate Subscription Price paid by a Record Date Stockholder (including payment of any additional amounts due if the Subscription Price exceeds the Estimated Subscription Price of $8.50) is insufficient to purchase the number of shares of Common Stock that the holder indicates are being subscribed for, or if a Record Date Stockholder does not specify the number of shares of Common Stock to be purchased, then the Record Date Stockholder will be deemed to have exercised first, the Primary Subscription Right (if not already fully exercised) and second, the Over-Subscription Privilege to purchase shares of Common Stock to the full extent of the payment rendered. If the aggregate Subscription Price paid by a Record Date Stockholder exceeds the amount necessary to purchase the number of shares of Common Stock for which the Record Date Stockholder has indicted an intention to subscribe, then the Record Date Stockholder will be deemed to have exercised first, the Primary Subscription Right (if not already fully exercised) and second, the Over-Subscription Privilege to the full extent of the excess payment tendered.

Expiration Date June 10, 2005 (unless extended)

PLEASE FILL IN ALL APPLICABLE INFORMATION

To:	EquiServe
Attention: Corporate Actions
By Mail :
P.O. Box 859208
Braintree, MA 02185
		By Overnight Courier:	By Hand:
		161 Baystate Drive	EquiServe Trust Company, N.A.
		Braintree, MA 02184	Attn. Corporate Actions
17 Battery Park Place, 11th Floor
New York, NY 10004

A.	Primary Subscription	______________x	$8.50	= $______________
	(5 Rights = 1 share)	(No. of Shares)	(Estimated Purchase Price)
B.	Over-Subscription Privilege	______________x	$8.50	= $______________(1)	(1)
The Over-Subscription Privilege can be exercised only by a Record Date Stockholder, and only if the Rights initially issued to him are exercised to the fullest extent possible, as described in the Prospectus.

		(Shares)	(Estimated Purchase Price)

C.	Amount of Check Enclosed			= $______________
	(or amount in Notice of Guaranteed Delivery)

TO SUBSCRIBE: I hereby irrevocably subscribe for the face amount of Common Stock indicated as the total of A and B hereon upon the terms and conditions specified in the Prospectus relating thereto, receipt of which is acknowledged. I hereby agree that if I fail to pay for the shares of Common Stock for which I have subscribed, the Fund may exercise any of the remedies set forth in the Prospectus.

Signature(s) of Subscriber(s)

Address for delivery of Shares if other than shown on front
If permanent change of address, check here ☐
Please give your telephone number: ( )______________________________
Please give your e-mail address:______________________________